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                                                                   EXHIBIT (6)j

THIS AGREEMENT made the 17th day of June, 1998.

                                    BETWEEN:


             MPT MILLENNIUM PATENT TECHNOLOGIES CORPORATION LIMITED
                                (the "Licensor"),

                                       AND

                             AXYN CANADA CORPORATION
                                (the "Licensee").

WHEREAS:


1. By virtue of an assignment from the Licensee, the Licensor is the exclusive owner of a certain invention entitled DATE OVERLOADING(TM) and more fully described and claimed in its application for patents in Canada and the United States, as assigned;

2. As partial consideration for the said assignment, the Licensor is required to grant and the Licensee desires to obtain a license exclusive to the Licensee for sale and distribution in Canada of products embodying a claim for the invention;


IN CONSIDERATION of the premises and of the mutual covenants set out together with other good and valuable consideration (the receipt of which is acknowledged), the parties agree as follows:


1. GRANT OF LICENSE


     The Licensor gives and grants to the Licensee an exclusive license, for Canada, to practice the inventions claimed in the Licensor's application for patents in Canada and the United States;


2. SUPPORT AND MAINTENANCE PAYMENTS AND ROYALTY


     (1) The Licensee agrees to pay to the Licensor an annual support and maintenance payment of Thirty-Nine Thousand Five Hundred ($39,500.00 U.S.) U. S. Dollars commencing upon execution of this agreement and continuing thereafter on each anniversary thereafter during the currency of this agreement.

     (2) The Licensee agrees to pay to the Licensor a royalty of Thirty-Nine (39%) percent of the Net Sale Price of products sold within Canada embodying a claim of the Licensor's invention (and/or patents when issued), the failure to pay which shall be deemed to be a default by the Licensee under this agreement.




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     (3) "Net Sale Price" as used in this paragraph shall be the price at which any product licensed under this agreement is sold by the Licensee less sales or excise taxes and less credits for any returned goods and allowances for defective products.



3. WARRANTY


     The Licensor warrants to the Licensee that it is the owner of the invention covered by the application for patents in Canada and the United States and that it has the sole right to grant the license granted free from all encumbrances.



4. VALIDITY OF PATENT


     The Licensee covenants with the Licensor that it will not during the subsistence of this license, raise or cause to be raised, any question concerning or any objection to the validity of any claim in the letters patent on any grounds whatsoever.



5. SUBLICENSES


     The Licensee shall have the right to give and grant sublicenses of its rights, provided that all articles sold under the sublicense shall be subject to the royalty payments reserved to the Licensor, and the Licensee covenants with the Licensor to make the royalty payments to the Licensor by reason of sales by sublicensees and for the observance and performance by all sublicensees of all the provisions of this agreement. The licensee shall provide the Licensor with a copy of all sublicenses forthwith after their execution.



6. SALES PROMOTION


     (1) The Licensee covenants with the Licensor that it will with all reasonable dispatch produce, market and sell in Canada products embodying the invention claimed in application for patents in Canada and the United States and will use its best efforts to promote, continue and increase such sale during the continuance of this agreement.

     (2) The Licensor covenants with the Licensee that it will with all reasonable dispatch produce, market and sell worldwide (except in Canada) products embodying the invention claimed in application for patents in Canada and the United States and will use its best efforts to promote, continue and increase such sale during the continuance of this agreement.


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7. ASSISTANCE BY LICENSOR TO LICENSEE


     Following the execution of this agreement and for the purpose of facilitating the production of articles embodying the Licensor's claims by the Licensee, the Licensor shall:

     (a) promptly make available to the Licensee technical information on the Licensor's developments, techniques and practices concerning the construction and use of the articles;

     (b) give to the Licensee, it agents and servants, if and whenever so required by the Licensee, any assistance, explanation and information and make known to the Licensee all drawings and blueprints as are available to the Licensor, or as are in its possession or as are used by the Licensor for the manufacture of the articles, and on written request by the Licensee send, within a reasonable time, to any designated production facility of the Licensee those of its personnel who are qualified to provide advice, information and assistance; provided that, if personnel are sent, the Licensee shall pay to the Licensor at its request all travelling and general living expenses of such personnel;

     (c) make available to the Licensee from time to time technical information regarding any improvements made or acquired by the Licensor in processes, techniques or designs pertinent to the manufacture of the articles; and make available to the Licensee promptly after the filing of their respective applications information regarding improvements on which the Licensor may determine to apply for letters patent;

     (d) permit the Licensee at all reasonable times during the term of this agreement to send its authorized representatives to the Licensor's facilities for the purpose of witnessing any new or improved processes, techniques, practices or designs pertinent to the production and use of the articles; and

     (e) in recognition of the value of the assignment of patent rights, pay to the Licensee Eleven (11%) percent of the Net Sale Price, as defined above, of products sold by the Licensor in any country of the world other than Canada embodying a claim of the Licensor's invention (and/or patents when issued).



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8. IMPROVEMENTS (CORRESPONDING OBLIGATION OF SUBLICENCES)


     (1) If the Licensee shall discover or invent an improvement to the subject-matter of any of the claims applied for and/or latterly granted in letters patent during the term of this agreement, the Licensee agrees promptly to disclose the same or cause the same to be disclosed to the Licensor and to furnish to the Licensor all information pertaining thereto, including blueprints, sketches, drawings, designs and other data. At the Licensor's option, the Licensee agrees to assign or cause to be assigned to the Licensor any discovery or invention and to assist the Licensor, at the Licensor's expense, to secure patent protection covering discovery or invention in any and all countries required by the Licensor. In connection therewith, the Licensee shall furnish to the Licensor, all pertinent information and have executed any patent applications, assignments or other instruments necessary or desirable, without expense to the Licensor. Any discovery or invention as to which the Licensor shall have exercised its option as mentioned shall be the property of the Licensor, and any patents issued thereon shall be included as subject-matter as to which the Licensee is licensed under this agreement.

     (2) The Licensee shall, to the best of its ability, cause its employees to disclose any discovery or invention made or developed by them during the term of this agreement and falling within the terms of subparagraph (1) and to assign discovery or invention of the Licensor as provided.

     (3) At any time after the Licensee has made full disclosure in writing to the Licensor of any discovery or invention, the Licensee may in writing request the Licensor to advise the Licensee as to whether or not the Licensor desires to exercise its option with respect to discovery or invention. If the Licensor fails to exercise the option with respect to discovery or invention by written notice sent to the Licensee within three months after receipt of the request, the Licensee may at its own expense apply for a patent thereon, and if the Licensor does elect to have discovery or invention assigned to it but does not apply for patent protection in any country within a period of six months after assignment, the Licensor shall, if so requested by the Licensee, re-assign to the Licensee all rights to discovery or invention in respect of all or any country, and the Licensee may at its own expense apply for letters patent in that country or countries.

     (4) The Licensor shall promptly disclose to the Licensee any discovery or invention which is an improvement on the invention claimed by the Licensor which it makes or acquires during the term of this agreement within a reasonable time after a patent application has been filed, and shall make available to the Licensee all information relating thereto, including blueprints, sketches, drawings, designs and other data, and discovery or invention shall be deemed to be part of the licensed subject-matter for all purposes of this agreement.




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9. INFRINGEMENT


     If either party shall have information that any licensed claim is infringed, the information with regard to it shall be promptly transmitted to the other party, whereupon the Licensor shall have the right to enter suit to prevent infringement and to prosecute the suit; provided that if the Licensor shall fail to institute infringement proceedings within one month of a request so to do, then the Licensee shall have the right to enter suit for infringement and to join the Licensor as a party to the suit.

     In the event that the Licensor shall institute proceedings pursuant to a request of the Licensee, the parties agree that any recovery of damages in the suit shall first be applied to the reimbursement of the parties for the cost of the suit and the balance shall be paid to the Licensor and Licensee in accordance with any award made by the court and failing an award equally between the Licensor and Licensee.

     In the event that the patent shall be held invalid in any infringement or impeachment proceedings, the parties shall continue to make the payments required of them by this agreement until a final determination of validity has been made by a court of competent jurisdiction from which either no appeal has been or can be taken.



10. IMPEACHMENT


     The Licensor shall be entitled but shall not be bound to defend every action, suit or proceeding instituted for the impeachment or a declaration of non-infringement of the patent; provided that, if the Licensor shall decide not to defend any action, suit or proceeding it shall so advise the Licensee who shall be entitled but shall not be bound to defend at its own cost the action, suit or proceeding.



11. RECORDS


     The Licensee agrees to keep full, accurate and complete records and books of account relating to its operation under this license for the accurate determination of royalties to be made under this agreement. All of these records and books of account of the Licensee necessary for the determination of the royalty payments to be made shall be open at all reasonable times during business hours during the term of this agreement for inspection and audit by duly authorized independent chartered accountants designated by the Licensor to ascertain the accuracy of the royalty payments made by the Licensee. The chartered accountants shall be entitled to make notes and copies of any information contained in those records and accounts applicable to the royalty obligation and to report them to the Licensor.





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12. REPORTS


     The Licensee shall deliver to the Licensor quarterly reports on the 30th days of January, April, July, and October in each and every year during the term of this agreement showing for the three preceding calendar months the amount of net sales in respect of which a royalty is payable and each report shall be accompanied by payment to the Licensor of the full amount shown by the report to be payable to the Licensor.




13. TERM


     (1) This agreement shall endure for an indefinite period unless terminated in writing.

     (2) This agreement may be terminated by the Licensee by delivery of a notice in writing to the Licensor at least ninety days prior to any anniversary date.

     (3) If the Licensee shall be in default of any obligation on its part under this agreement, then the Licensor may issue a notice in writing of default and on failure of the Licensee to remedy the same or cause the same to be remedied within sixty days after the issuance of the notice, the Licensor may at its option terminate this license by notifying the Licensee in writing of its election so to do. Termination shall not prevent the Licensor from collecting from the Licensee any royalties accrued prior to termination.



14. AUTOMATIC TERMINATION


     The license granted to the Licensee shall automatically cease and terminate in the event of:

     (a) the bankruptcy of the Licensee whether voluntary or involuntary, or

     (b) the winding up or liquidation of the Licensee, whether voluntary or involuntary,

and on termination the Licensor shall be entitled to the immediate payment of all royalties accrued prior to termination.



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15. NOTICES


     Any notice given by the Licensor to the Licensee under this agreement shall be well and sufficiently given if mailed or delivered to the Licensee addressed as follows:

         AXYN Canada Corporation
         201-338 Montreal Road
         Vanier, Ontario, Canada
         K1l 6B3

         Attention: Robert L. Bell
                           President and Chief Executive Officer

or to any other address as shall have been given by the Licensee in writing to the Licensor for that purpose, and any notice given by the Licensee to the Licensor shall be well and sufficiently given if mailed or delivered to the Licensor addressed as follows:

         MPT Millennium Patent Technologies Corporation Limited
         227, Arch. Makarios III Avenue
         Doma Building, 5th Floor
         3105 Limassol, Cyprus

         Attention: Licensing Manager

or to any other address as shall have been given by the Licensor in writing to the Licensee for that purpose, and any notice shall be deemed to have been given if delivered, when delivered, and if mailed, within ten days after the mailing of the notice by prepaid registered post in the relevant government post office.



16. DISPUTE RESOLUTION


     All disputes arising in relation to this agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. If arbitration is commenced by either party it shall take place in London, England.



17. SEVERABILITY


     The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.




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18. EXTENDED MEANINGS


     Words importing the singular number include the plural and vice versa and words importing gender include all genders.



19. APPLICABLE LAW


     This agreement shall be governed by and shall be construed in accordance with the laws of the Province of Ontario, Canada. The parties agree that the application of the United Nations Convention on Contracts for the International Sale of Goods to this agreement does not apply and is specifically excluded.





20. ENTIRE AGREEMENT


     This agreement constitutes the entire agreement between the parties and there are no other representations, undertakings or agreements of any kind between the parties except where otherwise specifically acknowledged in this agreement.



21. SUCCESSORS AND ASSIGNS


     This agreement shall be binding upon and inure to the benefit of the successors and assigns of both parties and all persons or corporations succeeding them.



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IN WITNESS WHEREOF the parties have set their hands and seals this 17th day of
June, 1998.




AXYN CANADA CORPORATION                     MPT MILLENNIUM PATENT TECHNOLOGIES
                                       CORPORATION LIMITED


Per                                     Per

---------------------------------          ------------------------------------
ROBERT L. BELL, PRESIDENT & CEO


---------------------------------          ------------------------------------
A.D. MCQUARRIE, CORPORATE SECRETARY